Exhibit 99.2

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CBL & ASSOCIATES PROPERTIES, INC.

CONFERENCE CALL, THIRD QUARTER

NOVEMBER 3, 2006 @ 10:00 AM EDT

Stephen:

Thank you and good morning. We appreciate your participation in the CBL & Associates Properties Inc., conference call to discuss third quarter results. Joining me today is John Foy, the Company’s Chief Financial Officer and Katie Reinsmidt, Director of Investor Relations who will begin by reading our Safe Harbor disclosure.

Katie:

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. During our discussion today, references made to per share are adjusted to account for the 2-for1 stock split of the Company’s common stock and based upon a fully diluted converted share. Also, references made to community centers are only those that are wholly owned or owned in partnerships by CBL & Associates Properties, Inc. We direct you to the Company’s various filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein for a discussion of such risks and uncertainties.

A transcript of today’s comments including the earnings release and additional supplemental schedules will be furnished to the SEC on Form 8-K and will be available on our website. This call will also be available for replay on the Internet through a link on our website at cblproperties.com. This conference call is the property of CBL & Associates Properties, Inc. Any redistribution, retransmission or rebroadcast of this call without the express written consent of CBL is strictly prohibited.

During this conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. A description of each non-GAAP measure and a reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in the earnings release on the Form 8-K.

Stephen:

Thank you, Katie.

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We are pleased to report that, contrary to reports from some skeptics earlier in the year, the consumer is alive, well and spending at CBL malls. The strength of the consumer is resulting in continued healthy demand at our properties - traffic and sales have trended upward. In addition, early forecasts call for a strong holiday sales season.

During the third quarter we achieved 8.3% FFO per share growth over the prior year’s FFO of $0.72 per share after adjustment for $0.26 per share of one-time gains and fee income related to the Galileo transaction. Year-to-date sales growth was very good at 4.5% and leasing spreads have improved. We believe these trends will result in stronger occupancy and NOI growth during the 4th quarter and in 2007.

DEVELOPMENT REVIEW:

We continue to focus on growing our development pipeline and are pleased to have a number of projects coming online in the fourth quarter, benefiting our growth.

In October we celebrated the grand opening of Lakeview Point. This 207,000 square foot community center in Stillwater, OK, is anchored by Belk, Ross Dress for Less, Linens N’ Things, Petco and Pier One. The center includes over 70,000 square feet of additional shops and is 91% leased and committed.

We also opened Target and JCPenney in October at High Pointe Commons, a 300,000 square foot community center development in Harrisburg, PA. The project features 73,000 square feet of small shop space, which began opening in October and will continue through first quarter. The project is 73% leased and committed.

At the 866,000 square foot second phase of Gulf Coast Town Center In Ft. Myers, FL, Best Buy, Belk, Bass Pro Shops, and JCPenney have opened. Costco, Borders, and the 225,000 square feet of small shops and restaurants in phase II will open through the first half of next year. The second phase is currently 92% leased and committed.

Last month Kohl’s opened in an expanded former Proffits store at College Square Mall in Morristown, TN. The opening was very successful, with sales greatly exceeding Kohl’s plan.

Later this month we will open The Shops at Pineda Ridge, a community center in Melbourne, FL. This development includes a 140,000 square foot Home Depot, which opened earlier this year, and 30,000 square feet of shop space. The project is 95% leased and committed.

We will also complete the opening of The Plaza at Fayette Mall this month. This project is a 190,000 square foot associated center located adjacent to our Fayette Mall in Lexington, KY. In July, Cinemark Theater opened. Gordman’s, Guitar Center, and Old Navy celebrated their openings in October and this month the 40,000 square feet of small shop space and restaurants will open. This project is 91% leased and committed. Earlier

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this year we added an Abuelo’s restaurant to the front of Fayette Mall and P.F. Chang’s will open in early December.

At Cary Town Center in Cary, NC, we are converting a portion of existing mall space into an exterior oriented lifestyle element with front-in parking and a streetscape atmosphere. We have relocated several existing mall tenants into the new space along with new additions Chico’s and Coldwater Creek. Chico’s opened in late October and Coldwater Creek will open this month. The project is 100% leased and committed.

We have started construction on additional projects opening in 2007 including the expansion at Brookfield Square in Milwaukee, WI. We will be adding a Mitchell’s Fish Market and Claim Jumpers restaurant to the front entrance of the mall. In addition, we are in the process of adding a free standing Fresh Market and a corner outparcel development anchored by Abuelo’s and Fleming’s Steakhouse plus 20,000 square feet of small shops. This development is another great example of how we proactively enhance our existing mall properties. This new addition meets a growing demand in the Brookfield marketplace for additional shopping options and will further enhance Brookfield’s dominant position in its market.

We recently announced an anchor redevelopment at Mall del Norte in Laredo, TX. A 16-screen Cinemark Theater will join the recently opened Circuit City in a former Montgomery Ward location. The 72,000 square foot theater is expected to open next spring.

Construction is continuing on York Town Center, a 281,000 square foot community center located in York, PA. This project is anchored by Dick’s Sporting Goods, Best Buy, Ross Dress For Less, Staples, and Bed, Bath & Beyond and will include 84,000 square feet of shops and restaurants. This project is approximately 93% leased and committed and will open in fall 2007.

The Shoppes at St. Clair Square is an 84,000 square foot lifestyle center that will adjoin our 1.1 million square foot St. Clair Square Mall in Fairview Heights, IL. The project includes Barnes & Noble, Ann Taylor LOFT, Aveda, Banana Republic, Chico’s, Coldwater Creek, J. Jill, Joseph A. Bank, and Talbots. The development is approximately 94% leased and committed and is scheduled to open in Spring 2007.

At Valley View Mall in Roanoke, VA, we are under construction with a 76,000 square foot lifestyle wing called The District at Valley View. The project will include Barnes & Noble, plus fashion retailers and restaurants including Carrabba's, Abuelo's, and Panera Bread. Abuelo’s and Carabba’s will open this year, with the remaining shops and restaurants opening in 2007. This project is currently 64% leased and committed.

We recently commenced site work for a lifestyle expansion at CherryVale Mall in Rockford, IL. The 82,000 square foot addition called The District at CherryVale will

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include upscale fashion retailer Coldwater Creek, Granite City Food & Brewery, Barnes & Noble, along with ten additional first-class stores and restaurants. This project is scheduled for completion in late fall 2007 and is currently 80% leased and committed.

In Burlington, NC, we are under construction on the 622,000 square foot first phase of Alamance Crossing. This development will be anchored by Dillard’s, Belk, JCPenney, Barnes & Noble, two additional anchors, and will offer shoppers approximately 170,000 square feet of small shops and a restaurant village. The project is currently 85% leased and committed and will open in fall 2007. The 195,000 square foot Phase II is expected to open in 2008.

In Milford, CT, construction is progressing on Milford Marketplace, our 112,000 square foot lifestyle center. The project is anchored by a 30,000 square foot Wild Oats and will feature Ann Taylor LOFT, Coldwater Creek, Chico’s, White House | Black Market, Tengda Asian Bistro, and others. The project is 78% leased and committed and is scheduled to open in Summer 2007.

In the third quarter we announced a number of the small shops joining the Pearland Town Center development including Chico’s, White House|Black Market, Ann Taylor LOFT, Coldwater Creek, 346 Brooks Brothers, Paiva, Forever 21, and Hollister. This 700,000 square foot lifestyle center is located approximately 20 miles south of Houston in Pearland, TX. This center will feature Dillard’s and Macy’s as anchors, Barnes & Noble, several junior anchors and approximately 300,000 square feet of small shop space. This project will also include hotel and residential components. The retail portion of Pearland is scheduled to begin construction in early 2007 and open in fall 2008.

We are nearing completion on several of the mall renovations currently underway. CoolSprings Galleria’s renovation was completed in May and the other malls will finish their upgrades this month. For 2007, we have mall renovations planned for Honey Creek Mall in Terre Haute, IN, Mall del Norte in Laredo, TX, and Georgia Square in Athens, GA. Total estimated expenditures for the three renovations are $34 million.

Last week Belk announced that they would be selling several of the Parisians stores they recently acquired. Included in that list are the Parisians stores at Hamilton Place Mall, Laurel Park Place and Citadel Mall. The Parisian at Laurel Park Place is being purchased by The Bon Ton. The purchasers at Hamilton Place and Citadel Mall have not yet been announced and we are working closely with Belk in this process.

LEASING:

In the third quarter, we signed a total of approximately 1.0 million square feet of leases including approximately 700,000 square feet of leases in our operating portfolio. The 700,000 square feet was comprised of 340,000 square feet of new leases and 360,000 square feet of renewal leases. We also completed approximately 297,000 square feet of

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leasing for development projects in the third quarter. This compares with 550,000 square feet completed in the operating portfolio in the third quarter 2005, of which 220,000 square feet were new leases and 330,000 square feet were renewals.

For same space leasing of 20,000 square feet and less, we achieved an average increase of 10.6% over the average base rent per square foot in the prior leases.

For total leasing, we achieved an average increase of 8.8% over the average base rent per square foot of expiring leases in the quarter.

Stabilized mall occupancy at the end of the quarter was 92.4%. Although this represents a 100 basis point decline from the prior year period, our occupancy rate remains one of the highest in the industry. Total portfolio occupancy at September 30, 2006 declined 70 basis points from the prior year period to 92.6%. Occupancy in the associated centers increased 40 basis points to 94.9% at quarter-end. The vacancy created from the decline in community center occupancy was immaterial, totaling only 15,000 square feet. With the significant number of openings projected for the fourth quarter, we expect year-end portfolio occupancy to be close to last years.

We have made significant progress on back-filling the 147,000 square feet of vacant Casual Corner spaces. We have over 56% of the space leased and committed at base rent increases of over 20%. We are also making significant progress on the 120,000 square feet of former Musicland space. We have nearly 50% of that space leased or committed. For the former Musicland spaces we have been achieving generally comparable rents on new leases. The Casual Corner and Musicland closings are still impacting occupancy, as over 92,000 square feet of the leased and committed space was not yet open on September 30. If all the space we had leased and committed opened by third quarter end, stabilized mall occupancy would have been 50 basis points higher.

In addition to the Casual Corner and Musicland space, timing issues and relocations at several of the malls have impacted our occupancy. For example, Turtle Creek Mall in Hattiesburg, MS, which has historically maintained 100% occupancy, had a 15% decline in occupancy from the prior year. The principal reason for this was that three stores elected not to reopen after the hurricane last year. We have successfully re-leased these spaces to Hollister, S&K, Forever 21, and Man Alive with openings occurring last month and in November. The timing delays just at Turtle Creek accounted for 10 basis points of the decline in mall occupancy this quarter. There were several other malls where a similar issue occurred impacting occupancy on a temporary basis.

BANKRUPTCY UPDATE:

Year-to-date we have been impacted by 46 store closures due to bankruptcies representing 151,000 square feet and $3.0 million in annual base rents. This compares with 17 stores comprising 37,000 square feet and $867,000 in annual base rent for the prior year period.

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RETAIL SALES

We enjoyed a 4.5% increase in same stores sales for the year-to-date ended September 30, 2006 for reporting tenants 10,000 square feet or less in stabilized malls. For the trailing twelve-months ended September 30, 2006 same store sales in stabilized malls increased 5.8% over the prior year to an average of $340 per square foot.

Occupancy costs, as a percent of sales, was unchanged at 13.4% for the first nine months of 2006, compared with the prior year period.

I will now turn the call over to John for our financial review.

JOHN:

Thank you, Stephen.

Yesterday we were pleased to provide our shareholders with a 10.4% increase in our regular common dividend to an annualized rate of $ 2.02 per share from $1.83 per share. This increase represents our fifth consecutive double-digit increase and our fourteenth consecutive dividend increase. Based on the new 2006 FFO per share guidance that we will discuss in just a moment, we estimate the FFO payout ratio for 2006 will be between 55-57%.

LOAN REFINANCINGS:

During the third quarter we completed $317.0 million in four individual new financings secured by four malls. The new loans are ten-year, non-recourse with a weighted average interest rate of 5.96%. The new loans replaced one fixed rate loan and three floating rate term loans totaling $249.8 million that were scheduled to mature in the first half of 2007. These financings netted $64.7 million of excess financing proceeds that were used to pay down outstanding balances on our lines of credit.

As a result of these refinancings we incurred a one-time expense of $935,000 for prepayment fees and the write-off of unamortized deferred financing costs, which was reflected in GAAP net income and FFO in the third quarter.

FINANCIAL REVIEW:

During the third quarter 2006 FFO per share increased 8.3% to $0.78 per share from $0.72 per share in the prior year period adjusted from $0.98 for the $0.26 per share in

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one-time gains and fee income related to the Galileo transaction. In the third quarter FFO included approximately $4.9 million or $0.04 per share from lease termination fees compared with $1.2 million or $0.01 per share in the prior year period. The majority of the lease termination fees we received this quarter were related to a theater outparcel at Oak Park Mall, in Overland Park, KS. We are looking at several possible development opportunities for that outparcel. We would like to note that the $3.3 million in termination fees we received from this property were not included in the same center pool and are therefore, not included in same center NOI this quarter. We recorded approximately $3.0 million or $0.03 per share in gains on outparcel sales in the third quarter 2006, compared with $2.5 million or $0.02 per share in the prior year period.

During the third quarter we revised the depreciable lives of certain assets and liabilities related to the properties that were acquired in the fourth quarter 2005. This resulted in an increase of $6.3 million in depreciation expense as well as a $0.01 increase in the net amortization of above and below market leases for the third quarter.

All of this quarter’s increase in FFO was attributable to external sources. Approximately 27% of the increase in FFO year-to-date was attributable to internal sources and 73% of the increase was attributable to external sources.

Same center NOI was flat for the quarter and up 2.4% for the nine-months. The flat growth in same center NOI was primarily due to a continued loss of rental income from the store closures and bankruptcies we have experienced this year. We have made progress in re-leasing these spaces, however, we had anticipated the re-opening of new tenants to occur at a faster pace. Our leasing team is working to bring in new stores that will not only enhance our previous rental stream, but also enhance the malls’ retailer mix. We believe that taking more time with this process will provide for a better tenant mix and greater value.

Additional highlights in the quarter included:

•	G&A represented approximately 3.8% of total revenues, compared with 4.5% in the prior year period.
•	Our cost recovery ratio was 102.0% compared with 103.1% in the prior year period.
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Our debt-to-total market capitalization ratio was 46.9% at the end of September compared with 42.3%. Variable rate debt represented approximately 10.1% of the total market capitalization at the end of September and 21.6% of total debt. As we maintain an active development pipeline we expect our variable rate debt to continue to be 20-25% of total debt. Excluding variable debt related to development projects, variable rate debt as a percentage of total debt would have been around 17.0%.

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Our EBITDA to interest coverage ratio at the end of September was 2.51 times, compared with 2.83 times for the prior year period. Excluding the effects of the Galileo transaction the EBITDA to interest coverage ratio in the prior year period would have been 2.62 times.

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GUIDANCE UPDATE:

As indicated in our press release, we are providing a guidance range for 2006 FFO per share of $3.33 to $3.38 per share, which excludes the impact of any unannounced acquisitions, future gain on the sale of outparcels, future lease termination fees, and gains on sales of non-operating properties. The new guidance incorporates the $0.03 in outparcel sales achieved in the third quarter, the adjustments to FAS 141, and $0.04 in lease termination fees, which was partially offset by approximately $0.02 in lost rental revenue and recoveries from the lease terminations. The new guidance is based on full year 2006 same center NOI growth of 1.5% to 2.5%.

CONCLUSION:

The development pipeline continues to ramp up and additional projects are coming online. Our existing portfolio of market dominant properties as well as our strong development pipeline will provide us with healthy momentum for the remainder of the year and beyond.

Thank you again for joining us today. We appreciate your continued support and would now be happy to answer any questions you may have.